As filed with the Securities and Exchange Commission on October 17, 2008.
                                                  Registration No. 333-

                                United States
                      Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                     HYDROGEN HYBRID TECHNOLOGIES, INC.
------------------------------------------------------------------------------
               (Exact Name of Registrant as specified in charter)


         Nevada                     333-76242                 45-0487463
 ------------------------    ------------------------   ----------------------
 (State of Incorporation)       (SEC File Number)       (IRS Employer I.D. No.)

                           1845 Sandstone Manor Unit #11
                            Pickering, ON  L1W3X9  Canada
------------------------------------------------------------------------------
                    (Address of principal executive offices)

                           2005 STOCK INCENTIVE PLAN
                        --------------------------------
                            (Full Title of the Plan)

                                 Ira Lyons
                          1845 Sandstone Manor Unit #11
                            Pickering, ON  L1W3X9  Canada
-------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                (905) 697-4880
          -------------------------------------------------------------
          (Telephone number, including area code for agent for service)

                                 Copies to:
                            Thomas C. Cook, Esq.
                       Law Offices of Thomas C. Cook
                       500 N. Rainbow, Suite 300
                           Las Vegas, NV  89107
                          Phone:  (702) 221-1925
                          Fax:    (702) 221-1963

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                    Proposed        Proposed
Title of                            maximum         maximum
securities        Securities        offering        aggregate       Amount of
to be             to be             price per       offering        Registration
registered        registered(1)     share (2)       price (2)       Fee (3)
----------        ----------        ---------       ---------       ------------
Common $.001      9,000,000         $0.43           $3,870,000      $152.09
par value         shares
================================================================================

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based upon the average bid and asked prices of the Company's Common Stock in over-the-counter trading on the OTC-Bulletin Board on October 16, 2008.

(3) Value stated for purpose of calculating the registration fee.

PROSPECTUS
----------

                       HYDROGEN HYBRID TECHNOLOGIES, INC.
                          1845 Sandstone Manor Unit #11
                          Pickering, ON  L1W3X9  Canada
                                (905) 697-4880

                       (9,000,000 SHARES OF COMMON STOCK)


This Prospectus relates to the offer and sale by Hydrogen Hybrid Technologies, Inc., ("HYHY"), a Nevada corporation ("the Company") of shares of its $0.001 par value common stock (the "Common Stock) pursuant to its 2005 Employee Stock Incentive Plan where by certain individuals receive stock awards and/or stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration there for to the Employee, Officer, Director or Consultant 9,000,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2005 Employee Stock Incentive Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is listed on the OTC-Bulletin Board under the symbol: HYHY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 17, 2008.

This Prospectus is not part of any Registration Statement, which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Hydrogen Hybrid Technologies, Inc., 1845 Sandstone Manor Unit #11, Pickering, ON L1W3X9 Canada, telephone: (905) 697-4880.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies maybe obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W., Washington DC 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                             TABLE OF CONTENTS

                                                                     Page
                                                                     ----
PART I

Information Required in the Section 10(A) Prospectus

Item 1.  Plan Information............................................  6
         General Information.........................................  6
         The Company.................................................  6
         Purpose.....................................................  6
         Common Stock................................................  6
         The Company's 2005 Employee Stock Incentive Plan............  6
         No Restrictions on Transfer.................................  6
         Tax Treatment to the Individual.............................  7
         Tax Treatment to the Company................................  7
         Restrictions on Resale's....................................  7

Documents Incorporated by Reference & Additional Information

Item 2.  Registrant Information and Employee Plan Annual Information
         Legal Opinion and Experts...................................  8
         Indemnification of Officers and Directors...................  8

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference ....................  8

Item 4.  Description of Securities...................................  8

Item 5.  Interests of Named Experts and Counsel......................  9

Item 6.  Indemnification of Directors and Officers...................  9

Item 7.  Exemption from Registration Claimed......................... 11

Item 8. Exhibits .................................................... 12

Item 9.  Undertakings................................................ 12

Exhibit Index........................................................ 15

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

The Company has its principal offices at: 1845 Sandstone Manor Unit #11, Pickering, ON L1W3X9 Canada, telephone (905) 697-4880.

PURPOSES

The Company pursuant to its 2005 Employee Stock Incentive Plan approved by the Board of Directors of the Company (the "Board of Directors") desires to register 9,000,000 shares of its common stock. The 2005 Employee Stock Incentive Plan is hoped to further provide a method whereby the Company's current employees and officers and non employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees, officers, directors and non employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders. A copy of the 2005 Employee Stock Incentive Plan has been filed as an exhibit to this Registration Statement.

COMMON STOCK

The Board has authorized the registration of up to 9,000,000 shares of the Common stock, which were issued pursuant to the Company's 2005 Stock Incentive Plan.

THE COMPANY 2005 STOCK INCENTIVE PLAN

The Company has established a 2005 Employee Stock Incentive Plan which awards stock options and stock in an effort to further compensate its existing employees and officers and non employee directors and consultants, secure their continued employment, and attract highly qualified employee's and consultants as they are needed.

NO RESTRICTIONS ON TRANSFER

Upon the grant of shares of an option, that individual will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE INDIVIDUAL WHO EXERCISES THE OPTION

The individuals receiving shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS OF RESALES

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended September 30, 2007, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10- KSB), as well as all other reports filed under Section 13 of the Exchange Act, and
(iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Hydrogen Hybrid Technologies, Inc., 1845 Sandstone Manor Unit #11, Pickering, ON L1W3X9 Canada, telephone (905) 697-4880.

LEGAL OPINIONS AND EXPERTS

The Law Offices of Thomas C. Cook, Las Vegas, Nevada has rendered an opinion on the validity of the securities being registered. The Law Offices of Thomas C. Cook is not an "affiliate" of the Company and will not benefit from these registered shares.

The financial statements of Hydrogen Hybrid Technologies, Inc., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended September 30, 2007, have been audited by Moore & Associates, Chartered, Las Vegas, Nevada as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company. The company recognizes that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                              PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

ITEM 4. DESCRIPTION OF SECURITIES

No description of the class of securities (i.e., the $0.001 par value Common Stock) is required under this item because the common Stock is registered under Section 12 of the Exchange Act.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The Law Offices of Thomas C. Cook, who is rendering the legal opinion for this registration, will not benefit from the registration of these shares.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURTIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

In addition, Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7. The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

      The following documents are incorporated by reference from the Company's Periodic Report filings, SEC File # 000-26181, as filed with the Securities & Exchange Commission.

Exhibit Number    Description
--------------    -----------

 (3.1)*           Articles of Incorporation
 (3.2)*           By-Laws
 (3.3)            Articles of Merger
 (3.4)*           Amended Articles of Hydrogen Hybrid Technologies, Inc.
 (5.1)            Opinion of Counsel and consent regarding the legality of
                  the securities registered under this Registration Statement
(10.1)            2005 Employee Stock Incentive Plan
(23.1)            Consent of The Law Offices of Thomas C. Cook, to the use of
                  its opinion with respect to the legality of the securities being registered hereby and to the references to it in the
                  Prospectus filed as a part hereof.
(23.2)            Consent of Independent Certifying Public Accountant

-------------------
* Previously filed.

Item 9.     UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY

Each person whose individual signature appears below hereby appoints Ira Lyons as attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to the Registration Statement.

Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Pickering, Ontario, Canada.


Dated:  October 17, 2008

                                          HYDROGEN HYBRID TECHNOLOGIES, INC.
                                          a Nevada corporation

                                          /s/ Ira Lyons
                                          -----------------------
                                          Ira Lyons
                                          President, CEO

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


Date: October 17, 2008                    /s/ Ira Lyons
                                          ---------------------------
                                              Ira Lyons
                                              President, CEO

                                EXHIBIT INDEX


The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number    Description
--------------    -----------

 (5.1)            Opinion of Counsel and consent regarding the legality of the securities registered under this Registration Statement
(10.1)            2005 Employee Stock Incentive Plan
(23.1)            Consent of The Law Offices of Thomas C. Cook, to the use of
                  its opinion with respect to the legality of the securities being registered hereby and to the references to it in the
                  Prospectus filed as a part hereof.
(23.2)            Consent of Independent Certifying Public Accountant